UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2010

AMP HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4540 Alpine Avenue, Blue Ash, Ohio 45242
(Address of principal executive offices) (zip code)

513-297-3640
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On October 11, 2010, James E. Taylor was appointed as a director of AMP Holding Inc. (the “Company”)

There is no understanding or arrangement between Mr. Taylor and any other person pursuant to which Mr. Taylor was selected as a director of the Company.  Mr. Taylor does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2009, Mr. Taylor has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.  On October 11, 2010, Mr. Taylor entered into a letter agreement with the Company pursuant to which he was appointed as a director of the Company in consideration of an annual fee of $40,000.  Additionally, the Company granted Mr. Taylor options to purchase 325,000 shares of the Company’s common stock at US $0.68 per share.  The options will expire five years from the vesting period with 75,000 options vesting upon the signing of the agreement and 50,000 every six months thereafter for a total of 325,000 shares.

Prior to joining the Company, Mr. Taylor was the CEO of Hummer LLC from October 2008 to March 2010.  From 2004 to 2008, Mr. Taylor was the General Manager of the Cadillac brand of General Motors Co. (“GM”), where he was responsible for the division’s global product, marketing and promotional activities.  Mr. Taylor began his career with GM in 1980 with GM of Canada in Oshawa, Ontario, as an industrial engineer.  He progressed through several production and purchasing positions, including Senior Purchasing Management positions at Saturn, Adam Opel Germany, Worldwide Purchasing in Europe & USA and GM Truck in Detroit.  Mr. Taylor holds a Bachelors of Science degree in Mechanical Engineering & Management from McMaster University, Ontario, Canada.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Director Agreement by and between AMP Holding Inc. and James E. Taylor dated October 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMP HOLDING INC.

Date: October 12, 2010	By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: CEO